Exhibit 10.1

LOAN AGREEMENT

Between

MAGELLAN MIDSTREAM HOLDINGS, L.P.,

a Delaware limited partnership,

“Borrower”

and

BANK OF OKLAHOMA,

NATIONAL ASSOCIATION

“Bank”

May 18, 2009

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated effective as of May 18, 2009 (the “Agreement”), is made and entered into between MAGELLAN MIDSTREAM HOLDINGS, L.P., a Delaware limited partnership (the “Borrower”), and BANK OF OKLAHOMA, NATIONAL ASSOCIATION (the “Bank”).

RECITALS

A. The Borrower has requested the Bank establish a certain revolving line of credit in favor of the Borrower in the form of an one year revolving loan facility in the maximum principal amount of THREE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($3,500,000.00) to finance general working capital needs and expenditures (the “Commitment”) and to be evidenced by the Borrower’s $3,500,000 promissory note payable to the order of the Bank and dated as of even date herewith (the “Note”); and

B. The Bank is willing to so establish the Commitment in favor of the Borrower upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, receipt of which is acknowledged by the parties hereto, the parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

When used herein, the following terms shall have the following meanings:

“ABR”, when used in reference to any Revolving Loan or Borrowing, means that such Revolving Loan, or the Revolving Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing, the index or reference interest rate per annum (rounded upwards, if necessary, to the next  1/100 of 1%), as adjusted as of the effective date of any change therein, equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate. Each change in the Adjusted LIBO Rate shall be effective as of the first day of each calendar month, commencing June 1, 2009, and calculated based on the LIBO Rate in effect as of the first day of such calendar month (provided, however, if the first day of such calendar month is not a Business Day, then the rate in effect for the immediately succeeding Business Day shall be utilized).

“Alternative Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day or (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Rate” shall mean a per annum rate of interest equal to the sum of the LIBO Rate plus the Margin; provided, however, that the Applicable Rate can not be less than 4.25%.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowing” means Revolving Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Revolving Loans, as to which the thirty (30) day Interest Period is in effect.

“Business Day” shall mean a day other than a Saturday, Sunday or a day upon which banks in the State of Oklahoma are closed to business generally.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date of this Agreement or (c) compliance by the Bank (or, for purposes of Section 2.7(b), by any lending office of the Bank or the Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Closing Date” shall mean the date the Loan Documents are executed and delivered to the Bank.

“Commitment” shall mean the Commitment of the Bank to make Revolving Loans as described in Section 2.1 of this Agreement.

“Debt” shall mean and include, as of any date, all items which, in accordance with tax basis accounting principles, would be included on the liabilities side of Borrower’s balance sheet, including all obligations under leases which, in accordance with tax basis accounting principles, would be recorded as capital leases, but excluding stated capital, paid in capital and retained earnings.

“Default Rate” shall mean the Applicable Rate plus four percentage points (4%) per annum.

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval computer system for the receipt, acceptance, review and dissemination of documents submitted to the Securities and Exchange Commission in electronic format.

“Eurodollar”, when used in reference to any Revolving Loan or Borrowing hereunder, refers to whether such Revolving Loan, or the Revolving Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” shall mean any of the events specified in Section 7.1 of this Agreement, and “Default” shall mean any event, which together with any lapse of time or giving of any notice, or both, would, unless cured or waived in writing, constitute an Event of Default.

“Excluded Taxes” means, with respect to the Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America (or any state or locality thereof), or by the jurisdiction under the laws of which such recipient is organized, in which its principal office is located or, in the case of the Bank, in which its applicable lending office is located or any other jurisdiction as a result of such recipient engaging in a trade or business in such jurisdiction for tax purposes, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, and (c) any taxes that are imposed as a result of any event occurring after the Bank becomes a lender to Borrower (other than a Change in Law).

“Federal Funds Effective Rate” means for any day, the weighted average (rounded upwards, if necessary, to the next  1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next  1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“GAAP” shall mean generally accepted accounting principles in the United States of America applied on a consistent basis in all material respects to those applied in the preceding period. Unless otherwise indicated herein, all accounting terms will be defined according to GAAP.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantors” collectively means the subsidiaries of the Borrower on a joint and several liability basis, as more particularly described on Schedule I annexed hereto.

“Guaranties” means the absolute and unconditional payment guaranty instruments executed and delivered by the various Guarantors to the Bank pursuant to Section 3.1 of this Agreement.

“hereby”, “herein”, “hereof”, “hereunder” and similar such terms shall mean and refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears.

“IDRs” shall mean each and all of the rights, title and interest of Borrower, directly or indirectly, in and to the non-voting limited partners interests commonly known as the Incentive Distribution Rights, as more particularly described and defined in the MMP Partnership Agreement, including all payments, cash and cash flow therefrom or attributed thereto from time to time.

“Indebtedness” shall mean and include any and all: (i) indebtedness, obligations and liabilities of the Borrower to the Bank incurred or which may be incurred or purportedly incurred hereafter pursuant to the terms of this Agreement or any of the other Loan Documents, and any extensions, renewals, substitutions, amendments and increases in amount thereof, including such amounts as may be evidenced by the Note issued under this Agreement and all lawful interest, commitment and non-usage fees, and other charges, and all reasonable costs and expenses incurred in connection with the preparation, filing and recording hereof and of any amendment, extension, restatement or modification of the Loan Documents, including reasonable attorneys fees; (ii) all reasonable costs and expenses, including reasonable attorneys’ fees, paid or incurred by the Bank in enforcing or attempting to enforce collection of any Indebtedness and in enforcing or realizing upon or attempting to enforce or realize upon any collateral or security for any Indebtedness and in protecting and preserving the Bank’s interest in the Indebtedness or any collateral or security for any Indebtedness in any bankruptcy or reorganization proceeding, including interest on all sums so expended by the Bank accruing from the date upon which such expenditures are made until paid, at an annual rate equal to the Default Rate; (iii) sums expended by the Bank in curing any Event of Default or Default of the Borrower under the terms of this Agreement, the other Loan Documents or any other pledge or security agreement or other writing evidencing or securing the payment of the Note, together with interest on all sums so expended by the Bank accruing from the date upon which such expenditures are made until paid, at an annual rate equal to the Default Rate; (iv) overdraft charges, return items and ACH obligations now or hereafter owing by Borrower to the Bank; and (v) all “Indebtedness” or “Secured Indebtedness” as said terms are defined in each of the Loan Documents.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Period” means with respect to any Eurodollar Borrowing, each calendar month; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Laws” shall mean all statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of the United States, any state or commonwealth, any municipality, any foreign country, any territory or possession, or any Tribunal, whether now or hereafter in effect.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” shall mean with respect to any Eurodollar Borrowing for an Interest Period, the rate equal to the London InterTAN Offered Rate per annum set forth on Page 72 of the Knight-Ridder Money Center (Bridge Composite Rating) for Interest Periods in effect on the Closing Date and on the first day of each applicable calendar month thereafter (which, if not a

Business Day, shall mean such rate in effect on the immediately preceding Business Day), which such per annum rate shall remain fixed for such entire calendar month. If such information is unavailable on such Page 72 of such service or such service no longer makes such information available, such rate shall be obtained from any successor or substitute page of such service, or any successor to or substitute for such service as determined by the Bank from information supplied thereto by a nationally recognized report service acceptable to the Bank with respect to similar information, providing rate quotations comparable to those currently provided on such page 72 (or substitute page) of Knight-Ridder Money Center (Bridge Composite Rating).

“Lien” shall mean, with respect to any asset, any pledge, collateral assignment, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement or other similar form of public notice under the Laws of any jurisdiction).

“Lien Notice” shall mean notice received or obtained by the Bank or knowledge obtained by the Bank of any Lien being claimed (whether valid or not) by any Person, other than the Bank or a trustee on behalf of the Bank, with respect to any assets of the Borrower.

“Loan Documents” shall mean this Agreement, the Note, the Guaranties and all other documents, instruments, and certificates executed and delivered to the Bank by the Borrower or any of the Guarantors pursuant to the terms of this Agreement.

“Loan Parties” shall mean the Borrower, the Guarantors, and their respective successors and permitted assigns.

“Margin” shall mean two hundred twenty five basis points (2.25%).

“MMP” means Magellan Midstream Partners, L.P., a Delaware limited partnership. “MMP Partnership Agreement” shall mean that certain Fourth Amended and Restated Agreement of Limited Partnership of MMP dated as of April 13, 2005, as amended, supplemented, restated, replaced or otherwise modified from time to time.

“Note” shall mean the Note described and defined in the recitals to this Agreement, together with each and every extension, renewal, modification, replacement, substitution, rearrangement, consolidation and change in form thereof which may be from time to time and for any term or terms effected.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise, transfer, sales, intangible, mortgage recording or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Person” shall mean and include an individual, a partnership, limited liability company, a joint venture, a corporation, a trust, an unincorporated organization, and a government or any department, agency or political subdivision thereof.

“Prime Rate” means the annual rate of interest set by Bank of Oklahoma Financial Corporation (“BOKF”) in its sole discretion as the BOKF Prime Rate, on a daily basis as published by BOKF from time to time (the “Index”), which shall be the rate used by BOKF as a base or standard for pricing purposes, and which shall not necessarily be its “best” or lowest rate. The Borrower acknowledges and understands that the Bank may make loans based on other rates or indices as well. Should the Index become unavailable during the term of the Loans evidenced by the Note and/or governed hereby or should BOKF otherwise cease to publish or announce a prime or base rate, or should it be merged, consolidated, liquidated or dissolved in such a manner that it loses its separate corporate or banking identity, then the Prime Rate shall be a substitute index selected and designated by the Bank and concerning which the Borrower is notified by the Bank. Any change in the Prime Rate shall be effective as of the date of the change but the Prime Rate shall not change more often than once each day.

“Revolving Loan” shall mean the cash loan advances made from time to time by the Bank to the Borrower in accordance with Section 2.1 hereof.

“Simplification of Capital Structure” means that certain transaction as publicly announced by the Borrower and MMP on March 3, 2009 after the closing of which the Borrower intends to dissolve.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Bank is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Revolving Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Bank under such Regulation D or any comparable regulation promulgated thereby. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Tax” or “Taxes” shall mean all taxes, assessments, fees, or other charges or levies from time to time or at any time imposed by any Laws or by any Governmental Authority.

“Tribunal” shall mean any municipal, state, commonwealth, Federal, foreign, territorial or other sovereign, governmental entity, governmental department, court, commission, board, bureau, agency or instrumentality.

“Type”, when used in reference to any Revolving Loan or Borrowing, refers to whether the rate of interest on such Revolving Loan, or on the Revolving Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

ARTICLE II

REVOLVING LOAN

2.1 Revolving Loan. The Bank agrees, upon the terms and subject to the conditions hereinafter set forth, to make Revolving Loans from time to time in accordance herewith, but in no event in excess of maximum outstanding principal balance of $3,500,000 to the Borrower pursuant to the Commitment to be funded immediately upon the Borrower’s request and satisfaction of all of the conditions set forth in Article IV hereof for the limited purposes described in Recital A of this Agreement. Unless the Commitment shall be sooner terminated pursuant to the provisions of this Agreement or the other Loan Documents, the Revolving Loan shall mature on May 17, 2010. Borrower may repay all outstanding balances and terminate this Agreement and the Guaranties at anytime by providing written notice to the Bank. Upon the closing of the Simplification of Capital Structure, the Commitment shall be terminated and all outstanding balances shall be due and payable and, upon such payment in full, the Guaranties shall be terminated. In no event shall the amount advanced and outstanding from time to time on the Revolving Loan be in excess of the original face principal amount of the Note more particularly described in Section 2.2 below.

2.2 Revolving Note. On the Closing Date, the Borrower shall execute and deliver to the order of the Bank the Note in the principal amount of $3,500,000.00, the form of which is annexed hereto as Exhibit A and hereby made a part herein. The Note shall be dated as of the Closing Date and shall bear interest payable monthly on the last day of each calendar month, commencing May 31, 2009, on unpaid balances of principal from time to time outstanding at a variable annual rate equal from day to day to the Applicable Rate. After maturity (whether by acceleration or otherwise), the Note shall bear interest at the Default Rate payable on demand on any unpaid balances. Interest shall be calculated on the basis of a year of 360 days, but assessed for the actual number of days elapsed in each accrual period.

All payments and prepayments shall be made in lawful money of the United States of America in immediately available funds. Any payments or prepayments on the Note received by the Bank after 2:00 o’clock p.m. (applicable current time in Tulsa, Oklahoma) shall be deemed to have been made on the next succeeding Business Day. Any prepayment shall be applied first to accrued but unpaid interest then to the next succeeding installment(s) of principal. All outstanding principal of and accrued interest on the Note not previously paid hereunder shall be due and payable at final maturity on May 17, 2010, unless such maturity shall be extended by the Bank in writing or accelerated pursuant to the terms hereof.

Each Revolving Loan requested by Borrower from Bank shall (a) be requested in writing by Borrower, no later than 1:00 p.m. (applicable current time in Tulsa, Oklahoma) on the date the advance is to be made; (b) not cause the aggregate outstanding and unpaid principal amount of the Note to exceed the stated face principal amount thereof and (c) be advanced by Bank on the applicable date, provided the request is timely made in accordance with clause (a) above and all other conditions of funding are met. All advances made by Bank shall be deposited to such general deposit account of Borrower or otherwise as the Bank is instructed in writing from time to time, and Bank shall have no responsibility to monitor the distribution of such advances in any other respect. In consideration of Bank’s permitting Borrower to make requests for Revolving Loans by telephone, Borrower states that it is fully aware of the risks attendant thereto, and agree to accept all such risks and to hold Bank harmless from any loss which Borrower may incur by reason of such non-written request, other than such as result from Bank’s gross negligence or wanton disregard. All Revolving Loans made by Bank on the Note and all payments or prepayments of principal and interest thereon made by Borrower shall be recorded by Bank in its records, and the aggregate unpaid principal amount so recorded shall be prima facie evidence of the principal amount owing and unpaid on the Revolving Note. The failure to so record shall not, however, limit or otherwise affect the obligations of Borrower hereunder or under the Note to repay the principal amount of each Revolving Loan together with all interest accrued thereon.

2.3 Interest. Prior to the occurrence of an Event of Default, interest shall accrue on any past due interest and on the principal amount of the Note from time to time outstanding at the fixed per annum Applicable Rate. Following the occurrence and during the continuance of any Event of Default, the Note shall accrue interest at a per annum rate equal to the Default Rate but in no event in excess of the maximum rate of interest permitted by applicable Law.

2.4 Loan Fee. Borrower shall pay to the Bank on the Closing Date a fully earned and non-refundable loan origination fee of $5,000 in immediately available funds, U.S. Dollars.

2.5 Maximum Lawful Interest Rate. It is not the intention of the Bank or the Borrower to violate the laws of any applicable jurisdiction relating to usury or other restrictions on the maximum lawful interest rate. The Loan Documents and all other agreements between the Borrower and the Bank, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no event shall the interest paid or agreed to be paid to the Bank for the use, forbearance or detention of money loaned, or for the payment or performance of any covenant or obligation contained herein or in any other Loan Document, exceed the maximum amount permissible under applicable law. If from any such circumstances the Bank should ever receive anything of value deemed interest under applicable law which would exceed interest at the highest lawful rate, such excessive interest shall be applied to the reduction of the principal amount owing hereunder, and not to the payment of interest, or if such excessive interest exceeds any unpaid balance of principal, such excess shall be refunded to the Borrower. All sums paid or agreed to be paid to the Bank for the use, forbearance or detention of monies advanced under the Revolving Loan shall, to the extent permitted by applicable Law, be amortized, prorated, allocated and spread throughout the full term of the Indebtedness until payment in full so that the rate of interest on account of the Indebtedness is uniform throughout the term thereof. This Section 2.5 shall control every other provision of the Loan Documents and all other agreements between the Bank and the Borrower.

2.6 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing, the Bank determines reasonably and in good faith that by reason of circumstances affecting the relevant market generally adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to the Bank of making or maintaining its Revolving Loan included in such Borrowing for such Interest Period (as certified by the Bank), then the Bank shall give notice thereof to the Borrower by telephone, telecopy or e-mail as promptly as practicable thereafter and, until the Bank notifies the Borrower that the circumstances giving rise to such notice no longer exist, (i) any continuation of any Revolving Loan as a Eurodollar Borrowing shall be ineffective, and (ii) if a Eurodollar Revolving Loan is requested by Borrower, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted to the extent otherwise allowed hereunder.

2.7 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on the Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Revolving Loans made by the Bank or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to the Bank of making or maintaining any Eurodollar Revolving Loan (or of maintaining its obligation to make any such Revolving Loan) or to increase the cost to the Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by the Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to the Bank (together with reasonably detailed documentation supporting such request) such additional amount or amounts as will compensate the Bank for such additional costs incurred or reduction suffered.

(b) If the Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Bank’s capital or on the capital of the Bank’s holding company, if any, as a consequence of this Agreement or the Revolving Loans made by, or participations in Letters of Credit held by, the Bank, or the Letters of Credit issued by the Bank, to a level below that which the Bank or the Bank’s holding company could have achieved but for such Change in Law (taking into consideration the Bank’s policies and the policies of Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Bank (together with reasonably detailed documentation supporting such request) such additional amount or amounts as will compensate the Bank or the Bank’s holding company for any such reduction suffered.

(c) A certificate of the Bank setting forth the amount or amounts necessary to compensate the Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.7 together with supporting documentation demonstrating the calculation of such amount in reasonable detail shall be delivered to the Borrower. The Borrower shall pay the Bank, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Failure or delay on the part of the Bank to demand compensation pursuant to this Section 2.7 shall not constitute a waiver of the Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Bank pursuant to this Section 2.7 for any increased costs or reductions incurred more than 180 days prior to the date that the Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) The foregoing provisions of this Section 2.7 shall not apply in the case of Taxes, which shall instead be governed by Section 2.8.

2.8 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.8) the Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.8) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (except as a result that such sums were imposed as a result of the willful misconduct or gross negligence of the Bank as finally determined by a court of competent jurisdiction), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Bank shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Bank.

(e) If the Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.8, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.8 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Bank in the event the Bank is required to repay such refund to such Governmental Authority. This Section 2.8 shall not be construed to require the Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(f) To the extent the Bank is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower, to the extent the Bank is legally entitled to do so, at the time or times prescribed by applicable Law, such properly completed and executed documentation prescribed by applicable Law as may reasonably be requested by the Borrower to permit such payments to be made without such withholding Tax or at a reduced rate.

ARTICLE III

GUARANTORS

3.1 Guaranties. Each of the Guarantors listed on Schedule I shall have executed and delivered to the Bank an absolute and unconditional guarantee of payment of the Indebtedness evidenced by the Note in form, scope and substance acceptable to the Bank.

3.2 Further Assurances; Additional Documentation. The Borrower will, at its sole expense, upon the request of the Bank, execute and deliver or cause to be executed and delivered to the Bank, in due form for filing or recording, such additional certificates and other documents, and do such other acts and things with respect to this Agreement and the Commitment, as the Bank may reasonably deem necessary or advisable.

ARTICLE IV

CONDITIONS PRECEDENT TO LOAN

4.1 Conditions Precedent. The obligation of the Bank to extend the Commitment to the Borrower is subject to the satisfaction of all of the following conditions (in addition to the other terms and conditions set forth herein):

(a) No Default. There shall exist no Event of Default or Default on the Closing Date.

(b) Representations and Warranties. The representations and warranties set forth in Article VI shall be true and correct on and as of the Closing Date, with the same effect as though made on and as of the Closing Date.

(c) Certificates. Borrower and each of the Guarantors shall have delivered to the Bank Certificates, dated as of the Closing Date, and signed by the authorized general partner or manager or officer thereof certifying (i) to the matters covered by the conditions specified in subsections (a) and (b) of this Section 4.1, (ii) that the Borrower and each of the Guarantors has performed and complied with all agreements and conditions required to be performed or complied with by it prior to or on the Closing Date, (iii) to the name and signature of each manager or officer of Borrower’s general partner authorized to execute and deliver the Loan Documents and any other documents, certificates or writings and to borrow under this Agreement, and (iv) to such other matters in connection with this Agreement which the Bank shall determine to be advisable. The Bank may conclusively rely on each of the Certificates until it receives notice in writing to the contrary.

(d) Proceedings. On or before the Closing Date, all limited partnership proceedings of the Borrower and the limited liability company or limited partnership proceedings of each of the Guarantors shall be taken in connection with the transactions contemplated by the Loan Documents, and evidence of Borrower’s and each of the Guarantors’ authorizing the execution and delivery of the Loan Documents, the Borrowings under this Agreement shall be satisfactory in form and substance to the Bank and its counsel; and the Bank shall have received certified copies, in form and substance satisfactory to the Bank and its counsel, of the respective Certificate of Limited Partnership, Limited Partnership Agreement and Articles of Organization and the Operating Agreement of Borrower and the Guarantors, as applicable.

(e) Loan Documents. The Borrower shall have delivered to the Bank this Agreement, appropriately executed by the appropriate parties and, where applicable, and acknowledged to the satisfaction of the Bank and dated as of the Closing Date.

(f) Note/Loan Fee. The Borrower shall have (i) executed and delivered the Note to the order of Bank, appropriately executed, and (ii) paid in full the loan fee required by Section 2.4.

(g) Closing Opinions. Legal counsel for the Borrower and each of the Guarantors shall have delivered to the Bank favorable written closing opinions addressed to the Bank and covering the organization, existence as a legal entity, good standing, due authority, no violation of charter documents or Laws generally applicable to the transactions contemplated hereby, enforceability and necessary consents and such other matters concerning the Borrower and the Guarantors as the Bank may reasonably require.

(h) Legal Fees. Borrower shall have paid or caused to be paid such reasonable legal fees and expenses advanced or incurred by the Bank as may be reasonably estimated or ascertained at Closing. Borrower shall thereafter pay such subsequently determined reasonable legal fees and expenses advanced or incurred by the Bank promptly following invoicing therefor as soon as reasonably possible and in no event later than thirty (30) days following receipt of such invoice therefor.

ARTICLE V

COVENANTS

The Borrower covenants and agrees with the Bank that from the date hereof and so long as this Agreement is in effect (by extension, amendment or otherwise) and until payment in full of all Indebtedness and the performance of all other obligations of the Borrower under this Agreement, unless the Bank shall otherwise consent in writing:

5.1 Payment of Taxes and Claims. The Borrower will pay and discharge or cause to be paid and discharged all Taxes imposed upon the income or profits of the Borrower or upon the property, real, personal or mixed, or upon any part thereof, belonging to Borrower before the same shall be in default, and all lawful claims for labor, rentals, materials and supplies which, if unpaid, might become a Lien upon their property or any part thereof; provided however, that the Borrower shall not be required to pay and discharge or cause to be paid or discharged any such Tax, assessment or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings, and adequate book reserves shall be established with respect thereto, and the Borrower shall pay such Tax, charge or claim before any property subject thereto shall become subject to execution.

5.2 Maintenance of Existence. Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a limited partnership, its rights and franchises and will continue to conduct and operate its business substantially as being conducted and operated presently. Borrower will become and remain qualified to conduct business in each jurisdiction where the nature of the business or ownership of property by Borrower may require such qualification.

5.3 Compliance with Applicable Laws. Borrower will comply with the requirements of all applicable Laws and orders of any Tribunal and obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of Borrower’s properties or to the conduct of Borrower’s business.

5.4 Notice of Default. Immediately upon the happening of any condition or event which constitutes an Event of Default or Default or any default or event of default under any other Loan Document, the Borrower will give the Bank a written notice thereof specifying the nature and period of existence thereof and what actions, if any, the Borrower is taking and proposes to take with respect thereto.

5.5 Notice of Litigation. Immediately upon becoming aware of the existence of any action, suit or proceeding at law or in equity before any Tribunal, an adverse outcome in which would (i) materially impair the ability of Borrower to carry on its business substantially as now conducted, or (ii) materially and adversely affect the condition (financial or otherwise) of Borrower, Borrower will give the Bank a written notice specifying the nature thereof and what actions, if any, Borrower is taking and proposes to take with respect thereto.

5.6 Notice of Claimed Default. Immediately upon becoming aware that the holder of any note or any evidence of indebtedness or other security of Borrower has given notice or taken any action with respect to a claimed default or event of default thereunder, Borrower will give the Bank a written notice specifying the notice given or action taken by such holder and the nature of the claimed default or event of default thereunder and what actions, if any, Borrower is taking and proposes to take with respect thereto.

5.7 Requested Information. With reasonable promptness, the Borrower will give the Bank such other data and information as from time to time may be reasonably requested by the Bank.

5.8 Inspection. The Borrower will keep complete and accurate books and records with respect to the IDRs and its other properties, businesses and operations and will permit employees and representatives of the Bank, upon reasonable notice, to audit, inspect and examine the same and to make copies thereof and extracts therefrom during normal business hours. All such records shall be at all times kept and maintained at the principal offices of the Borrower in Tulsa, Oklahoma. Upon any Default or Event of Default of the Borrower, they will surrender a copy of all such records relating to the IDRs to the Bank upon receipt of any request therefor from the Bank.

5.9 Governing Documents and Assumed Names. Borrower will not amend, alter, modify or restate its Articles of Organization in any way which would (i) change the Borrower’s name or adopt a trade name for Borrower; or (ii) in any manner adversely affect Borrower’s Indebtedness, obligations or covenants to the Bank hereunder.

5.10 Merger, Consolidation, Acquisition, Dissolution. Except for the dissolution of Borrower and other related organizational changes contemplated in connection with the Simplification of Capital Structure, the Borrower will not merge or consolidate with or into any other Person; or permit any other Person to consolidate with or merge into Borrower; or adopt or effect any plan of reorganization, recapitalization, liquidation or dissolution; or acquire any properties or assets, other than in the ordinary course of business.

5.11 Financial Statements and Other Information. The Borrower will furnish to the Bank:

(a) within 120 days after the end of each fiscal year of the Borrower, on EDGAR, its audited consolidated balance sheet and related statements of operations, members’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and any consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower commencing with fiscal quarter ending June 30, 2009, on EDGAR, Borrower’s balance sheet and related statements of operations, members’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of the previous fiscal year, all certified by the Manager or Chief Financial Officer of Borrower as presenting fairly in all material respects the consolidated financial condition and results of operations of the Borrower in accordance with GAAP consistently applied;

(c) concurrently with any delivery of financial statements under clauses (a) and (b) above, a certificate (the “Compliance Certificate”) of the Manager or Chief Financial Officer of the Borrower (i) certifying as to whether an Event of Default has occurred and is continuing, if an Event of Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) stating whether any change in GAAP or in the application thereof has occurred since the date of the most recent audited financial statements required by this Section 5.11 (a) (unless such change has been stated in any prior Compliance Certificate) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; and

(d) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Bank may reasonably request.

5.12 IDR Restrictions. In lieu of a direct and affirmative pledge of a first priority lien and security interest against all of the IDRs owned indirectly by the Borrower, as consideration for the Bank’s establishment of the Commitment and its willingness to make Revolving Loans hereunder, until the Indebtedness is fully paid and discharged and the Commitment is terminated, extinguished, canceled and/or expired and no longer binding against the Bank:

(a) Borrower will remain the sole legal and beneficial owner of all interest in the IDRs, free and clear of any and all claims of MMP, any Guarantor or any third Person (other than the Bank), and any and all Liens, security interests, encumbrances, restrictions, options, preferential purchase rights, rights of first refusal, adverse claims and other conflicting rights of any kind or nature, except the negative pledge created hereby and except as may be approved in writing by the Bank;

(b) Borrower will not create, grant, cause or suffer to exist any voluntary, consensual or other Lien, whether created by Borrower, MMP, any Guarantor or other Person, including without limitation, any mortgage, pledge, charge, security interest or other encumbrance in or on the IDRs or any cash payments generated thereby or owed or owing thereunder except only Liens hereafter created in favor of the Bank securing the Indebtedness as evidenced by the Note and except as may be approved in writing by the Bank; and

(c) Borrower will not sell, transfer, assign, convey, hypothecate or otherwise dispose of, or permit or cause any Guarantor or other Person to sell, transfer, assign, convey, hypthotecate or otherwise dispose of, any of Borrower’s interest in the IDRs except in connection with the Simplification of Capital Structure.

5.13 Use of Proceeds and Letters of Credit. Borrowings will be requested only for the purposes stated in Recital A to this Agreement. No part of the Borrowing of any Revolving Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

5.14 Guarantors. The Borrower agrees to cause each Guarantor to guarantee the prompt and full payment and performance when due of the Indebtedness in accordance with the terms and provisions of the Guaranty.

5.15 Limitation on Other Debts. Borrower will not create, incur, assume, become or be liable in any manner in respect of, or suffer to exist, any indebtedness, whether evidenced by a note, bond, debenture, agreement, letter of credit or similar or other obligation, or accept any deposits or advances of any kind for Borrower or make or receive any intercompany loans, during each calendar year, except (i) trade payables and current indebtedness (other than for borrowed money) incurred in, and deposits and advances accepted in, the ordinary and normal course of Borrower’s existing business; or (ii) the Indebtedness.

5.16 Distributions. Upon the occurrence of and during the continuation of any Event of Default, Borrower will not declare, pay or become obligated to declare or pay any or distribution on any units or certificates of partnership interest, make any distribution of cash or property to holders of any units or certificates of partnership interests (general, limited or otherwise) of Borrower, as applicable, or redeem, retire, purchase or otherwise acquire, directly or indirectly, any units, certificates or other evidences of equity interests of or rights in any class of its partnership units, certificates or other equity interests, now or hereafter outstanding or otherwise return any capital or assets to its partners, including without limitation, for pass through tax payments by the partners of Borrower for tax liabilities generated by Borrower’s taxable income without first obtaining the prior written consent of the Bank.

5.17 Transactions with Affiliates. None of the Borrower, MGG GP or any of the Guarantors will nor will they permit any of their Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with each other or any of their affiliates, except in the ordinary and customary course of business at prices and on terms and conditions not less favorable to the Borrower, MGG GP, the Guarantors or such Subsidiary than could be obtained on an arm’s length basis from unrelated third parties and in no event shall Borrower or any Guarantor cause or permit (i) the IDRs or any cash rights or cash proceeds from such IDRs to be transferred to, deposited with or held by or on behalf of MGG GP or (ii) any cash or cash equivalents be transferred to or through, deposited with or in any manner held by MGG GP, whether as legal holder, trustee or other equitable form or manner beyond or in excess of the amounts of cash historically and customarily held by MGG GP in the ordinary and normal course of its business operations and activities.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

To induce the Bank to enter into this Agreement and to extend the Commitment to the Borrower under the provisions hereof, and in consideration thereof, the Borrower represents and warrants as follows:

6.1 Organization and Qualification. Borrower is duly organized, validly existing, and in good standing under the laws of the State of Delaware as a limited partnership. Borrower's sole general partner, Magellan Midstream Holdings GP, LLC (“MGG GP”), a Delaware limited liability company, is in good standing under the laws of the State of Delaware and has all necessary power and authority to execute, deliver and cause the Borrower to perform this Agreement and the Loan Documents.

6.2 Litigation. Except as set forth on Exhibit B attached hereto, there is no action, suit, investigation or proceeding threatened or pending before any Tribunal against or affecting Borrower or any properties or rights of Borrower, which, if adversely determined, would result in a liability that would result in any material adverse change in the business or condition, financial or otherwise, of Borrower. Borrower is not in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any Tribunal.

6.3 Conflicting Agreements and Other Matters. Borrower is not in default in the performance of any obligation, covenant, or condition in any agreement to which it is a party or by which it is bound. Borrower is not a party to any contract or agreement or subject to any charter or other restriction which materially and adversely affects its business, property or assets, or financial condition. Borrower is not a party to or otherwise subject to any contract or agreement which restricts or otherwise affects the right or ability of Borrower to execute the Loan Documents or the performance of any of their respective terms. Neither the execution nor delivery of any of the Loan Documents, nor fulfillment of nor compliance with their respective terms and provisions will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien (except those created by the Loan Documents) upon any of the properties or assets of Borrower pursuant to, or require any consent, approval or other action by or any notice to or filing with any Tribunal pursuant to any award of any arbitrator, or any agreement, instrument or Law to which Borrower is subject.

6.4 Purposes. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Borrowing hereunder will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. If requested by the Bank, Borrower will furnish to the Bank a statement in conformity with the requirements of Federal Reserve Form U-1, referred to in Regulation U, to the foregoing effect. Neither the Borrower nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or the Note to violate any regulation of the Board of Governors of the Federal Reserve System (including Regulations G, T, U and X) or to violate any Securities Laws, state or federal, in each case as in effect now or as the same may hereafter be in effect.

6.5 Compliance with Applicable Laws. The Borrower is in compliance with all Laws, ordinances, rules, regulations and other legal requirements applicable to it and the business conducted thereby, the violation of which could or would have a material adverse effect on their business condition, financial or otherwise.

6.6 Possession of Franchises, Licenses. The Borrower possesses all franchises, certificates, licenses, permits and other authorizations from governmental political subdivisions or regulatory authorities, free from burdensome restrictions, that are necessary in any material respect for the ownership, maintenance and operation of their properties and assets, and the Borrower is not in violation of any thereof in any material respect.

6.7 Taxes. The Borrower has filed all Federal, state and other income tax returns which are required to be filed and have paid all Taxes, as shown on said returns, and all Taxes due or payable without returns and all assessments received to the extent that such Taxes or assessments have become due. All Tax liabilities of the Borrower are adequately provided for on the books of the Borrower, including any interest or penalties. No income tax liability of a material nature has been asserted by taxing authorities for Taxes in excess of those already paid.

6.8 Disclosure. Neither this Agreement nor any other Loan Document or writing furnished to the Bank by or on behalf of the Borrower in connection herewith contains any untrue statement of a material fact nor do such Loan Documents and writings, taken as a whole, omit to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact known to Borrower and not reflected in the financial statements provided to the Bank which materially adversely affects their assets or in the future may materially adversely affect the business, property, assets or financial condition of the Borrower which has not been set forth in this Agreement, in the Loan Documents or in other documents furnished to the Bank by or on behalf of the Borrower prior to the date hereof in connection with the transactions contemplated hereby.

6.9 No Liens re IDRs. Borrower has full right, power and authority to the IDRs and all cash payments therefrom, subject to no Lien or other encumbrance, limitation or offset of any type unless expressly permitted in this Agreement. MGG GP has no right, title or interest in or claim to the IDRs and neither the IDRs nor any cash proceeds or cash rights pertaining to such IDRs are attributable, deposited with or otherwise held at any time by MGG GP, whether legally, beneficially, in trust or otherwise.

ARTICLE VII

EVENTS OF DEFAULT

7.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default (whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of Law or otherwise):

(a) The Borrower shall fail to make any monthly payment due on the Note, or fail to pay the Note within five (5) days after notice to Borrower the same was not paid on the scheduled due date thereof (whether by extension, renewal, acceleration, maturity or otherwise); or

(b) Any representation or warranty of the Borrower made herein or in any writing furnished in connection with or pursuant to any of the Loan Documents shall have been false or misleading in any material respect on the date when made; or

(c) The Borrower shall fail to duly observe, perform or comply with any covenant, agreement or term (other than payment provisions which are governed by Section 7.1(a) hereof) contained in this Agreement or any of the Loan Documents and such default or breach shall have not been cured or remedied within thirty (30) days following receipt of notice thereof from the Bank; or

(d) Borrower shall default in the payment of principal or of interest on any other obligation for money borrowed or received as an advance (or any obligation under any conditional sale or other title retention agreement, or any obligation issued or assumed as full or partial payment for property whether or not secured by purchase money Lien, or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any grace period provided with respect thereto, or shall default in the performance of any other agreement, term or condition contained in any agreement under which such obligation is created (or if any other default under any such agreement shall occur and be continuing beyond any period of grace provided with respect thereto) if the effect of such default is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause such obligation to become due prior to its date of maturity; or

(e) Any of the following: (i) Borrower shall be unable to pay its debts as they mature, or shall make an assignment for the benefit of creditors or admit in writing its inability to pay its debts generally as they become due or fail generally to pay its debts as they mature; or (ii) an order, judgment or decree is entered adjudicating Borrower insolvent or an order for relief under the United States Bankruptcy Code is entered with respect to Borrower or (iii) Borrower shall petition or apply to any Tribunal for the appointment of a trustee, receiver, custodian or liquidator of Borrower or of any substantial part of the assets of Borrower or shall commence any proceedings relating to Borrower under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debts, dissolution, or liquidation Law of any jurisdiction, whether now or hereafter in effect; or (iv) any such petition or application shall be filed, or any such proceedings shall be commenced, against Borrower and Borrower by any act shall indicate its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree shall be entered appointing any such trustee, receiver, custodian or liquidator, or approving the petition in any such proceedings, and such order, judgment or decree shall remain unstayed and in effect for more than thirty (30) days; or (vi) any Borrower shall fail to make timely payment or deposit of any amount of tax required to be withheld by Borrower and paid to or deposited to or to the credit of the United States of America pursuant to the provisions of the Internal Revenue Code of 1986, as amended, in respect of any and all wages and salaries paid to employees of Borrower ; or

(f) Any final judgment on the merits for the payment of money in an amount in excess of $100,000 shall be outstanding against Borrower and such judgment shall remain unstayed and in effect and unpaid for more than thirty (30) days; or

(g) any Guarantor repudiates or attempts to repudiate or otherwise cancel or terminate its Guaranty or any Guaranty shall be determined to be void or unenforceable; or

(h) Any default or event of default exists or occurs under any of the other Loan Documents.

7.2 Remedies. Upon the occurrence of any Event of Default referred to in Section 7.1(e) the Commitment shall immediately and automatically terminate, and the Note and all other Indebtedness shall be immediately due and payable, without notice of any kind. Upon the occurrence of any other Event of Default, and without prejudice to any right or remedy of the Bank under this Agreement or the Loan Documents or under applicable Law of under any other instrument or document delivered in connection herewith, the Bank may (i) declare the Commitment terminated or (ii) declare the Commitment terminated and/or declare the Note and the other Indebtedness, or any part thereof, to be forthwith due and payable, whereupon the Note and the other Indebtedness, or such portion as is designated by the Bank shall forthwith become due and payable, without presentment, demand, notice or protest of any kind, all of which are hereby expressly waived by the Borrower. No delay or omission on the part of the Bank in exercising any power or right hereunder or under the Note, the Loan Documents or under applicable law shall impair such right or power or be construed to be a waiver of any default or any acquiescence therein, nor shall any single or partial exercise by the Bank of any such power or right preclude other or further exercise thereof or the exercise of any other such power or right by the Bank. In the event that all or part of the Indebtedness becomes or is declared to be forthwith due and payable as herein provided, the Bank shall have the right to set off the amount of all the Indebtedness of the Borrower owing to the Bank against, and shall have a lien upon and security interest in, any and all deposit accounts of the Borrower or any of the Guarantors in the Bank’s possession at or subsequent to such default and rights against the IDRs, regardless of the capacity in which the Bank possesses such deposit accounts. At any time after the occurrence of any Event of Default, the Bank may, at its option, cause an audit of any and/or all of the books, records and documents of the Borrower to be made by auditors satisfactory to the Bank at the expense of the Borrower. The Bank also shall have, and may exercise, each and every right and remedy granted to it for default under the terms of the other Loan Documents.

7.3 Selective Enforcement. In the event the Bank shall elect to selectively and successively enforce its rights under any one or more of the agreements included in the Loan Documents, such action shall not be deemed a waiver or discharge of any other right until such time as the Bank shall have been paid in full all Indebtedness.

7.4 Application of Payments. During the continuation of any Event of Default, all payments received by the Bank in respect of the Indebtedness, whether from the Borrower, recoveries upon any portion of the IDRs or otherwise, may be applied by the Bank to any liabilities, obligations or indebtedness included in the Indebtedness selected by the Bank in its sole and exclusive discretion.

ARTICLE VIII

MISCELLANEOUS

8.1 Notices. Unless otherwise provided herein, all notices, requests, consents and demands shall be in writing and shall be either hand-delivered (by courier or otherwise) or mailed by certified mail, postage prepaid, to the respective addresses specified below, or, as to any party, to such other address as may be designated by it in written notice to the other parties:

If to the Borrower, to:	Magellan Midstream Holdings, L.P. One Williams Center, Suite 2800 P. O. Box 22186 Tulsa, OK 74121 Attn: John D. Chandler, Senior Vice President and Chief Financial Officer Fax: 918.574.7003

If to the Bank, to:	Bank of Oklahoma, National Association Bank of Oklahoma Tower -8th floor One Williams Center Tulsa, Oklahoma 74192 Attn: Matt Crew, Vice President Fax: 918.295.0400

All notices, requests, consents and demands hereunder will be effective when hand-delivered by the Bank to the applicable notice address of the Borrower or when mailed by certified mail, postage prepaid, addressed as aforesaid by either party hereto.

8.2 Place of Payment. All sums payable hereunder shall be paid in immediately available funds to the Bank, at its principal banking offices in Tulsa, Oklahoma, or at such other place as the Bank shall notify the Borrower in writing. If any interest, principal or other payment falls due on a date other than a Business Day, then (unless otherwise provided herein) such due date shall be extended to the next succeeding Business Day, and such extension of time will in such case be included in computing interest, if any, in connection with such payment.

8.3 Survival of Agreements. All covenants, agreements, representations and warranties made herein shall survive the execution and the delivery of Loan Documents. All representations and warranties contained in any certificate or other instrument required to be delivered by the Borrower pursuant to this Agreement shall be deemed to constitute representations and warranties by the Borrower to and for the benefit of the Bank.

8.4 Parties in Interest. All covenants, agreements and obligations contained in this Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, except that the Borrower may not assign its rights or obligations hereunder without the prior written consent of the Bank.

8.5 Governing Law. This Agreement and the Note shall be deemed to have been made or incurred under the Laws of the State of Oklahoma and shall be construed and enforced in accordance with and governed by the Laws of the State of Oklahoma.

8.6 SUBMISSION TO JURISDICTION. BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY OF THE LOCAL, STATE AND FEDERAL COURTS LOCATED WITHIN TULSA COUNTY, OKLAHOMA AND WAIVES ANY OBJECTION WHICH BORROWER MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT AND CONSENTS THAT SERVICE OF PROCESS BE MADE BY MAIL OR MESSENGER DIRECTED TO IT AT THE ADDRESS SET FORTH IN SUBSECTION 7.1 HEREOF AND THAT SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT OR THREE (3) BUSINESS DAYS AFTER MAILED OR DELIVERED BY MESSENGER.

No Waiver; Cumulative Remedies. No failure to exercise, and no delay in exercising, on the part of the Bank, any right, power or privilege hereunder or under any other Loan Document or applicable Law shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege of the Bank. The rights and remedies herein provided are cumulative and not exclusive of any other rights or remedies provided by any other instrument or by law. No amendment, modification or waiver of any provision of this Agreement or any other Loan Document shall be effective unless the same shall be in writing and signed by the Bank. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

8.8 Costs. The Borrower agrees to pay to the Bank on demand all recording fees and filing costs and all reasonable attorneys fees and legal expenses incurred or accrued by the Bank in connection with the preparation, negotiation, closing, administration of any amendment, waiver, consent or modification to and of the Loan Documents. In any action to enforce or construe the provisions of this Agreement or any of the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and all costs and expenses related thereto.

8.9 Headings. The article and section headings of this Agreement are for convenience of reference only and shall not constitute a part of the text hereof nor alter or otherwise affect the meaning hereof.

8.10 Severability. The unenforceability or invalidity as determined by a Tribunal of competent jurisdiction, of any provision or provisions of this Agreement shall not render unenforceable or invalid any other provision or provisions hereof.

8.11 Exceptions to Covenants. The Borrower shall not be deemed to be permitted to take any action or fail to take any action which is permitted as an exception to any of the covenants contained herein or which is within the permissible limits of any of the covenants contained herein if such action or omission would result in the breach of any other covenant contained herein.

8.12 WAIVER OF JURY TRIAL. BORROWER FULLY, VOLUNTARILY AND EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY REGARDLESS OF THE PARTICULAR COURT OR FORUM WITH RESPECT TO ANY CLAIM, ACTION, COUNTERCLAIM OR DEFENSE WHATSOEVER OF THE BANK OR BORROWER, WHETHER OR NOT SUCH CLAIM, ACTION, COUNTERCLAIM OR DEFENSE RELATES OR PERTAINS TO THE NOTE, THE AGREEMENT OR THE COMMITMENT

8.13 Hold Harmless; Indemnity. Except for a successful claim against the Bank by the Borrower, the Borrower will indemnify and hold the Bank harmless from all liability, loss, damages or expense, including reasonable attorney’s fees, that the Bank may incur in good faith as a result of entering into the Loan Documents or making any Revolving Loan in compliance with or in the enforcement of the terms of the Loan Documents, including any claim or defense arising out of or related to any violation or alleged violation of applicable laws relating to usury, the charging or collection of excess interest or finance charges or any similar claim or defense.

8.14 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

8.15 Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Bank to the Borrower hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

8.16 USA PATRIOT Act Notice. IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When a borrower opens an account, the Bank will ask for the borrower’s name, residential address, tax identification number, and other information that will allow the Bank to identify the borrower, including the borrower’s date of birth if the borrower is an individual. The Bank may also ask, if the borrower is an individual, to see the borrower’s driver’s license or other identifying documents, and, if the borrower is not an individual, to see the borrower’s legal organizational documents or other identifying documents. The Bank will verify and record the information the Bank obtains from the Borrower pursuant to the USA PATRIOT Act, and will maintain and retain that record in accordance with the regulations promulgated under the USA PATRIOT Act.

8.17 Separateness. The Bank acknowledges that (i) the Bank has advanced funds to the Borrower in reliance upon the separateness of the Borrower and MGG GP, its general partner, from each other and from any other Persons, including MMP and its Subsidiaries; (ii) the Borrower has assets and liabilities that are separate from those of other Persons, including MMP and its Subsidiaries; and (iii) any claim against the Borrower which may arise under this Agreement or the Loan Documents shall be made only against and shall be limited to the assets of the Borrower, and that no judgment, order or execution entered in any suit, action or proceeding, whether legal or equitable, on this Agreement or the other Loan Documents shall be obtained or enforced against MMP or its Subsidiaries or their respective assets for the purpose of obtaining satisfaction and payment of any Indebtedness or obligations under this Agreement or the Loan Documents, any right to proceed against MMP or its Subsidiaries or their respective assets being hereby expressly waived. This acknowledgement is part of the consideration for the making of the Revolving Loans, Borrowings and the issuance of Letters of Credit.

8.18 No Personal Liability of Directors, Officers, Employees and Unitholders. No director, officer, partner, employee, member or manager of MGG GP will have any liability for any obligations of the Borrower, or for any claim based on, in respect of, or by reason of, such obligations or their creation except as a result of such director, officer, partner, employee, member or manager’s fraud, willful wanton misconduct or gross negligence. This waiver and release are part of the consideration for the making of the Revolving Loans, Borrowings and the issuance of Letters of Credit.

[Signature pages to follow]

IN WITNESS WHEREOF, the Borrower has caused this Agreement to be executed and delivered to the Bank in Tulsa, Oklahoma, as of the day and year first above written by the undersigned duly authorized officer thereof.

MAGELLAN MIDSTREAM HOLDINGS, L.P.,
a Delaware limited partnership

By	Magellan Midstream Holdings GP, LLC,
its general partner

	By	/s/ John D. Chandler
John D. Chandler, Senior Vice President and Chief Financial Officer

“Borrower”

IN WITNESS WHEREOF, the Borrower has caused this Agreement to be executed and delivered to the Bank in Tulsa, Oklahoma, as of the day and year first above written by the undersigned duly authorized officer thereof.

BANK OF OKLAHOMA, NATIONAL ASSOCIATION

By	/s/ Matt Crew
Matt Crew, Vice President

“Bank”

EXHIBITS AND SCHEDULES

Exhibit A	-	Note

Exhibit B	-	Litigation

SCHEDULES

Schedule I	-	List of Guarantors

EXHIBIT A

(Note)

EXHIBIT B

(Litigation)

NONE

SCHEDULE I

(Guarantors)

Magellan GP, LLC

MGG GP Holdings, LLC

Magellan IDR LP, LLC

Magellan IDR, L.P.

I-1